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                                    EXHIBIT 2



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                             NETWORK FUND III, LTD.

                          INVESTMENT ADVISORY AGREEMENT


     THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is entered into as of February 26, 1996 by and between GILDEA MANAGEMENT COMPANY, a Delaware corporation (the "Investment Advisor"), and NETWORK FUND III, LTD., a Cayman Islands exempted company (the "Fund").

                              W I T N E S S E T H:

     WHEREAS, the Fund has been formed as a closed-end investment company, the objective of which is to achieve capital appreciation in accordance with the investment objectives and strategies as more fully described in the Confidential Private Placement Memorandum of the Fund dated February 1996 (the "Memorandum"); and

     WHEREAS, the Fund wishes to engage the Investment Advisor to provide investment advisory services with respect to the Fund's assets; and

     WHEREAS, the Investment Advisor wishes to accept the same upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the parties agree as follows:

     1. Investment Management Services. In accordance with the provisions of the Memorandum and Articles of Association of the Fund, and under the ultimate supervision of the Board of Directors of the Fund (the "Directors") from time to time as provided therein, and in accordance with the investment objectives, policies, guidelines and restrictions which are set forth in the Memorandum or which are otherwise communicated to the Investment Advisor in writing by the Fund, the Investment Advisor shall use its reasonable efforts to invest the assets of the Fund according to the strategy set forth in the Memorandum. Capitalized terms not otherwise defined herein shall be used herein as defined in the Memorandum.

     2. Authority of the Investment Advisor. The Investment Advisor shall have full discretion and authority, without obtaining the Fund's prior approval, to manage the investment and reinvestment of the assets of the Fund in such manner as the Investment Advisor considers appropriate consistent with the Memorandum. In furtherance of the foregoing, the Fund hereby designates and appoints the Investment Advisor as its agent and attorney-in-fact, with full power and authority and without the need for further approval of the Fund (except as may be required by law), to carry out the following with respect to the assets of the Fund:

          (a) to effect purchases and sales (including short sales) of (i) securities of any type whatsoever, denominated in any currency, whether or not issued by government entities, partnerships, trusts or corporations, (ii) any put or call options thereon (including the writing of options, whether covered or uncovered), and (iii) other securities and instruments consistent with

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the Fund's investment policies and program;

          (b) to make all decisions relating to the manner, method and timing of investment transactions, and to select brokers and dealers for the execution, clearance and settlement of any transactions;

          (c) to borrow from banks, brokers or other financial institutions to the extent permitted by the Memorandum and to pledge assets of the Fund in connection therewith;

          (d) to direct custodians to deliver funds or securities for the purpose of effecting transactions, and to instruct custodians to exercise or abstain from exercising any privilege or right attaching to such assets; and

          (e) to make and execute, in the name and on behalf of the Fund, all such documents (including, without limitation, customer agreements and other documents in connection with the establishment and maintenance of brokerage accounts) and to take all such other actions as the Investment Advisor considers necessary or advisable to carry out its investment management duties hereunder.

     3. Brokerage. In the course of selecting brokers, dealers, banks and intermediaries to effect transactions for the Fund, the Investment Advisor may agree to such commissions, fees and other charges on behalf of the Fund as the Investment Advisor shall deem reasonable in the circumstances taking into account all such factors as it deems relevant, including the quality of research and other services made available to it (even if such services are not for the exclusive benefit of the Fund). It is understood that the costs of such services will not necessarily represent the lowest costs available and that the Investment Advisor is under no obligation to combine or arrange orders so as to obtain reduced charges.

     4. Investments for the Accounts of Others and Allocation of Opportunities.

          (a) It is understood that the Investment Advisor and its directors, officers, employees and principals may from time to time purchase and sell securities or other investment assets for their own accounts, for the accounts of their families, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory or other services (collectively, "Managed Accounts"), notwithstanding the fact that the Fund may have or may take an investment position in the same security; provided, however, that the Investment Advisor shall not cause the Fund to purchase any asset from or sell any asset to the Investment Advisor, or any of its directors, officers, employees or principals or any account or entity controlled by such persons without the consent of the Fund.

          (b) It is understood that when the Investment Advisor determines that it would be appropriate for the Fund and one or more Managed Accounts to participate in an investment opportunity, the Investment Advisor will seek to execute orders for the Fund and for such Managed Accounts on an equitable basis. In such situations, the Investment Advisor may place orders for the Fund and each Managed Account simultaneously, and if all such orders are not filled at the same price, the Investment Advisor may cause the Fund and each Managed Account

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to pay or receive the average of the prices at which the orders were filled for the Fund and all Managed Accounts. If all such orders cannot be fully executed under prevailing market conditions, the Investment Advisor may allocate the securities traded among the Fund and the Managed Accounts in a manner which it considers equitable, taking into account the size of the order placed for the Fund and each such Managed Account as well as any other factors which it deems relevant.

          (c) The Investment Advisor will not organize any other investment fund with the same objectives as the Fund (other than a parallel U.S. limited partnership for U.S. investors) unless at least sixty percent (60%) of the capital of the Fund has been invested in portfolio securities consistent with the Fund's objectives.

     5. Compensation.

          (a) For its services hereunder, the Investment Advisor shall be entitled to receive a quarterly management fee from the Fund at an annual rate equal to 1.75% of the Net Value of the Fund (as defined in the Memorandum). The management fee shall be calculated and payable in arrears after the end of each calendar quarter based on the Net Value of the Fund as of the end of the calendar quarter. The management fee shall be paid promptly to the Investment Advisor after the close of each calendar quarter.

          (b) In addition to the management fee, once the Fund has made aggregate distributions to holders of its Common Shares equal to their initial investment plus a 7% non-compounded annual return (the "Preferred Return"), then the Investment Advisor will receive distributions in its capacity as holder of the Fund's Founders Shares until it has received cumulative distributions equal to a 1.75% non-compounded annual return on the Fund's capital, and thereafter distributions will be made 80% to holders of Common Shares of the Fund and 20% to the Investment Advisor in its capacity as holder of Founders Shares, in each case as provided in the Memorandum and in the Articles and Memorandum of Association of the Fund.

     6. Scope of Liabilities. The Investment Advisor shall not be liable to the Fund, its affiliates or shareholders for any losses, damages, expenses or claims occasioned by any act or omission of the Investment Advisor in connection with the performance of its services hereunder, other than as a result of its own willful misconduct, gross negligence or reckless disregard of its duties hereunder, or as otherwise required by applicable law.

     7. Indemnification. The Fund shall indemnify the Investment Advisor (which shall include solely for purposes of this Section 9 any of its directors, officers, employees and shareholders) against and hold them harmless from any expense, loss, liability or damage arising out of any claim asserted or threatened to be asserted by any third party, in connection with the Investment Advisor's serving or having served as such pursuant to this Agreement; provided, however, that the Investment Advisor shall not be entitled to indemnification with respect to any expense, loss, liability or damage which was caused by its own gross negligence, willful misconduct or reckless disregard of its duties hereunder. The Fund shall advance to the Investment Advisor the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from the Investment Advisor to repay any such

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amounts advanced to it in the event and to the extent of any subsequent determination that the Investment Advisor was not entitled to indemnification hereunder. In the event that the Investment Advisor is or becomes a party to any action or proceeding in respect of which indemnification may be sought hereunder, the Investment Advisor shall promptly notify the Fund thereof. Following such notice, the Fund shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Investment Advisor. After notice from the Fund to the Investment Advisor of an election so to assume the defense thereof, the Fund will not be liable to the Investment Advisor hereunder for any legal or other expenses subsequently incurred by the Investment Advisor in connection with the defense thereof other than reasonable costs of investigation unless counsel for the Investment Advisor shall reasonably determine that there is a conflict of interest which requires separate representation of the parties. The Fund shall not be liable hereunder for any settlement of any action or claim effected without its written consent thereto, which consent shall not be unreasonably withheld, nor shall the Fund enter into any settlement which shall impose any obligation on the Investment Advisor without its written consent.

     8. Independent Contractor. For all purposes of this Agreement, the Investment Advisor shall be an independent contractor and not an employee or agent of the Fund, nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Advisor or any of its affiliates. Except as provided in this Agreement, the Investment Advisor shall not have authority to bind, obligate or represent the Fund. Without limiting the generality of the foregoing, the Investment Advisor shall have no authority whatsoever (nor shall it have any duty) on behalf of the Fund to: (i) communicate with shareholders of the Fund or with the general public; (ii) solicit sales of the Shares of the Fund or accept subscriptions therefor; (iii) maintain the principal corporate records or books of account of the Fund; (iv) disburse payments of dividends, legal and accounting fees, and directors' and officers' salaries; or (v) make redemptions of the shares of the Fund.

     9. Information Concerning Activities. The Investment Advisor shall send or arrange that there be sent to the Fund confirmations of all transactions for its account. The Investment Advisor shall also furnish from time to time such further information and reports concerning the activities undertaken by the Investment Advisor on behalf of the Fund as the Fund may reasonably request.

     10. Expenses. All expenses incurred directly in connection with transactions effected or positions held on behalf of the Fund pursuant to the

Investment Advisor's exercise of its duties hereunder (including, without limitation, custodial fees, clearing fees, brokerage commissions, interest and commitment fees on loans and debit balances, withholding or transfer taxes and other expenses as described in the Memorandum) shall be paid or reimbursed by the Fund. The Investment Advisor shall bear its own overhead and other internal operating costs, except that the Investment Advisor may cause certain of such expenses to be paid out of brokerage commissions generated by trading on behalf of the Fund as described in the Memorandum.

     11. Term, Termination, Renewal and Survival.

          (a) The initial term of this Agreement shall commence on the date hereof and

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shall continue until the final dissolution and liquidation of the Fund, subject to termination by either party upon not less than thirty (30) days prior written notice to the other in the event of any material breach by the other party of its obligations under this Agreement, which breach is not remedied within such period.

          (b) In the event of the termination of this Agreement, (i) the Investment Advisor shall be entitled to the management fee accrued through the date of termination, (ii) the provisions of Sections 6 and 7 shall survive any termination, and (iii) the Investment Advisor shall have the right, at its option, to resell the Founders Shares to the Fund at a purchase price equal to the accrued but unpaid distributions due to the holders of Founders Shares through the date of such termination based upon the Net Value of the Fund (as defined in the Memorandum) as of such date.

     12. Modification; Waiver. Except as otherwise expressly provided herein, this Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced by a writing signed by the parties to be charged with such amendment, waiver or modification.

     13. Entire Agreement; Binding Effect; Assignment. This Agreement represents the entire agreement among the parties, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and their rights and obligations hereunder shall not be assignable, transferable or delegable without the written consent of the other party hereto. Any attempted assignment, transfer or delegation hereof without such consent shall be void.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without giving effect to conflicts of law.

     15. Counterparts. This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed in either case by the parties hereto shall constitute a full and original agreement for all purposes.



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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                              NETWORK FUND III, LTD.



                              By:   /s/ P. Bailey
                                    -----------------------
                                    Name: P. Bailey
                                    Title: Director

                              GILDEA MANAGEMENT COMPANY



                              By:   /s/ William P. O'Donnell
                                    -----------------------
                                    Name: William P. O'Donnell
                                    Title:  Vice President


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